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Exhibit 5.1


                                                           September 24, 1998


FiberChem, Inc.
1181 Grier Drive, Suite B
Las Vegas, Nevada 89119

Ladies and Gentlemen:


     You have requested our opinion with respect to the offer and sale by the FiberChem Inc., a Delaware corporation (the "Company"), pursuant to a Registration Statement (the "Registration Statement") on Form SB-2 under the Securities Act of 1933, as amended (the "Act"), of up to 9,106,962 units (the "Units") each consisting of one share of common stock, par value $.0001 per share (the "Common Stock"), of the Company, and one Redeemable Class E Common Stock Purchase Warrant (the "Class E Warrants").



     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.



     Based on the foregoing, it is our opinion that the 9,106,962 Units included in the Registration Statement have been duly authorized and when issued and delivered as described in the Registration Statement will be duly and validly issued by the Company; the 9,106,962 shares of Common Stock included in the Units referred to in the Registration have been duly authorized and when paid for and issued as contemplated by the Registration Statement will be duly and validly issued and fully paid and nonassessable; the Class E Warrants and the shares of common stock issuable upon exercise of the Class E Warrants have been duly authorized; the Class E Warrants when issued and delivered as described in the Registration Statement will be duly and validly issued and delivered and the 9,106,962 shares of Common Stock issuable upon exercise of the Class E Warrants when issued and paid for upon exercise of the Class E Warrants, will be duly and validly issued and fully paid and nonassessable.


     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                                Very truly yours,


                                                /s/ SNOW BECKER KRAUSS P.C.
                                                ---------------------------
                                                SNOW BECKER KRAUSS P.C.